Exhibit 99.1

[NEWCASTLE INVESTMENT CORP. GRAPHIC OMITTED]



Contact:                                                  FOR IMMEDIATE RELEASE
Lilly H. Donohue
Director of Investor Relations
212-798-6118

                Newcastle Announces Second Quarter 2005 Results

Second Quarter Highlights:

     o Income available for common stockholders of $28.0 million, or $0.63 per diluted common share, up 7% from second quarter 2004 on a per diluted common share basis

     o    Declared dividend of $0.625 per share of common stock

     o    $471 million investment activity in the second quarter

     o Total assets of $5.7 billion, up 36% from $4.2 billion at the end of second quarter 2004

     o    Issued our seventh collateralized bond obligation in April 2005:
          98%, or $489 million, of assets purchased by the end of the second quarter

New York, NY. August 4, 2005 - Newcastle Investment Corp. (NYSE: NCT) reported funds from operations (or FFO) for the quarter ended June 30, 2005 of $23.0 million, or $0.52 per diluted common share, as compared to $18.7 million, or $0.51 per diluted common share, for the quarter ended June 30, 2004. Second quarter FFO, excluding the effect of the reversal of accumulated depreciation from sales of certain real estate properties, was approximately $28.1 million, or $0.64 per diluted common share. The Company generated an FFO return on average invested common equity of 11.8% for second quarter 2005, and 14.4% excluding the reversal of accumulated depreciation.

For the three months ended June 30, 2005, income available for common stockholders was $28.0 million, or $0.63 per diluted common share, compared with $21.7 million, or $0.59 per diluted common share, in second quarter 2004.

For the quarter ended June 30, 2005, Newcastle's Board of Directors declared a dividend of $0.625 per share of common stock. The Board also declared a dividend of $0.609 per share on Newcastle's 9.75% Series B Cumulative Redeemable Preferred Stock.

Our common equity book value per share, as determined in accordance with generally accepted accounting principles (or GAAP), increased to $19.38 at June 30, 2005 from $19.17 at March 31, 2005. In addition, GAAP common equity book value was $848.7 million at June 30, 2005, compared with $839.0 million at March 31, 2005.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

SELECTED FINANCIAL DATA (in thousands):


                                                                   Three Months Ended        Three Months Ended
Operating Data (Unaudited):                                          June 30, 2005              June 30, 2004
                                                                     -------------              -------------

Funds from operations                                                      $22,961                      $18,699
Income available for common stockholders                                    27,957                       21,651


                                                                         As of                       As of
Balance Sheet Data (Unaudited):                                      June 30, 2005               March 31, 2005
                                                                     -------------               --------------

Total assets                                                            $5,710,042                   $5,274,335
Total liabilities                                                        4,798,793                    4,372,854
Common stockholders' equity                                                848,749                      838,981
Preferred stock                                                             62,500                       62,500


Supplemental Data - Total Investment Portfolio (Unaudited):

                                                                     June 30, 2005              March 31, 2005
                                                                     -------------              --------------
Total portfolio (face amount)*                                         $5,352,648                   $4,937,770
Percentage of total assets                                                    94%                          94%
Weighted average asset yield                                                6.30%                        6.23%
Weighted average liability cost                                             4.68%                        4.49%
Weighted average net spread                                                 1.62%                        1.74%
*  Excluding ICH.


Supplemental Data - Real Estate Securities and Real Estate Related Loans (Unaudited):

                                                                     June 30, 2005               March 31, 2005
                                                                     -------------               --------------

Real estate securities and real estate related loans (face
amount)*                                                               $4,543,497                   $4,041,272
Percentage of total assets                                                    80%                          77%
Weighted average credit rating                                                BBB                         BBB-
Weighted average asset credit spread                                          254                          273
Percentage investment grade                                                   70%                          66%
Number of securities and loans                                                514                          457
*  Excluding ICH.

Supplemental Data - Residential Mortgage Loans (Unaudited):

                                                                     June 30, 2005               March 31, 2005
                                                                     -------------               --------------
Residential mortgage loans (face amount)                                 $809,151                     $896,498
Percentage of total assets                                                    14%                          17%
Weighted average FICO score                                                   715                          716
Number of residential mortgage loans                                        9,344                        9,523


Capital Markets Activity

In April 2005, Newcastle priced its seventh collateralized bond obligation (or
CBO). We issued $447 million of investment grade debt to finance a newly acquired pool of real estate securities and real estate related loans. Approximately 85%, or $382 million, of the issued debt is rated AAA, which includes a $323 million money market eligible note. The CBO has an expected weighted average life of approximately 8.8 years.

Subsequent to quarter end, we closed on a $50 million 3-year revolving credit facility, which will allow us to minimize the dilutive effect of uninvested capital on our balance sheet. Our average uninvested capital for the quarter was $22 million.

Wesley R. Edens, our Chairman and Chief Executive Officer, commented, "We are pleased with our second quarter results. The quality of our assets and our match funding discipline continue to produce stable earnings and solid returns. In the quarter, short-term interest rates rose approximately 50 basis points and our earnings were unaffected."

Second Quarter Investment Activity

During the second quarter, we purchased or committed to purchase approximately $471 million in face amount of investments, $351 million of which was acquired on our balance sheet. In addition, $105 million of these investments were acquired for our next CBO through its warehouse agreement and the remaining $15 million consisted of a mezzanine loan (financed through a total rate of return swap).

     Real estate securities and real estate related loans. The $471 million of real estate securities and real estate related loans that we purchased or committed to purchase during second quarter 2005 had an average credit rating of A- as of June 30, 2005. Approximately $158 million of these securities were CMBS, $156 million were agency RMBS, $70 million were ABS, $68 million were REIT debt and $19 million were real estate related loans. In addition, we sold approximately $86 million of real estate securities with an average credit rating of B+.

     Operating real estate. During the quarter, we completed the sales of a Canadian property (Norelco) for C$47.6 million and a Belgian property
     (Alfa) for (euro)10.4 million. We recorded a net gain of $0.9 million, or $0.02 per diluted share, from the Norelco sale. In addition, we recorded a net loss of $0.7 million, or $0.02 per diluted share, from the sale of the Alfa property.

     Upon the sale of real property, accumulated depreciation is reversed for the purposes of calculating FFO. Accordingly, in determining our FFO for second quarter 2005, we reversed the accumulated depreciation attributable to the Norelco and Alfa properties. As a result, we recorded a net FFO loss of $3.0 million (or $0.11 per diluted share) and $1.9 million (or $0.04 per diluted share), respectively, in connection with the Norelco and Alfa transactions.

The Company entered into an agreement with a major investment bank in the second quarter that gives us the ability to purchase CMBS, REIT debt, real estate loans, ABS and other assets for our eighth real estate securities portfolio, which is targeted to be between $500 million and $600 million.

Kenneth Riis, our President, commented, "We continued to increase the diversity and scale of our investment portfolio with assets offering attractive risk-adjusted returns at a time when credit spreads are historically tight. Since the quarter end, we have been very active. We have purchased or committed to purchase $416 million of assets, which will utilize all of our uninvested capital, as well as substantially all of the amounts available under our credit facility."

Investment Portfolio

At June 30, 2005, approximately 85% of our total $5.4 billion investment portfolio consisted of real estate securities and real estate related loans and approximately 15% was comprised of residential mortgage loans.

     Real Estate Securities and Real Estate Related Loans. Our $4.5 billion real estate securities and real estate related loan portfolio was well diversified with 514 securities and loans. Of these investments, 67% were fixed rate investments and the remaining 33% were floating rate. The portfolio consisted of 40% CMBS, 18% REIT debt, 14% ABS, 10% agency RMBS, 10% B-Notes and mezzanine loans and 8% real estate loans and bank loans.

     The average credit quality of our real estate securities and real estate related loan portfolio was BBB, and 70% of these investments were rated investment grade. Our average investment size was $8.8 million, with our largest single investment being $83.0 million, at quarter end. The weighted average credit spread on this portfolio (i.e., the yield premium on our investments over the comparable U.S. Treasury rate or LIBOR) was 254 basis points as of June 30, 2005.

     Residential Mortgage Loans. 62% of our $809 million residential mortgage loan portfolio consisted of residential loans and the remaining 38% was comprised of manufactured housing loans. The residential loans and manufactured housing loans were well diversified with 1,323 loans and 8,021 loans, respectively. The residential loans had an average maturity of 3.7 years at quarter end. In addition, the manufactured housing loans had an average maturity of 4.7 years at the quarter end.

Newcastle's business strategy is to invest in a diverse portfolio of moderately credit sensitive real estate securities and other real estate related assets. Our goal is to "lock in" and optimize the difference (which we refer to as the "net spread") between the yield on our assets and the cost of our liabilities. Newcastle seeks to minimize the impact of interest rate fluctuations on earnings, and to reduce the risk of refinancing our liabilities prior to the respective maturities of our assets, by financing (or match funding) these investments with respect to their interest rates and maturities. Our entire portfolio of assets and the related liabilities have a weighted average life of approximately 5.01 years and 4.66 years, respectively. As of June 30, 2005, a 100 basis point increase in short term interest rates would decrease our earnings by approximately $89,000 per annum, or less than $0.01 per share.

Our investment portfolio continues to perform as expected. We continue to seek investments that will generate superior risk-adjusted returns, with the long-term objective of capital preservation and earnings stability in varying interest rate and credit cycles.

Conference Call

Newcastle's management will conduct a live conference call on August 4, 2005 at 4:30 P.M. Eastern Time to review the financial results for the quarter ended June 30, 2005. All interested parties are welcome to participate on the live call. You can access the conference call by dialing 866-323-3742 (from within the U.S.) or 706-643-3330 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "Newcastle Second Quarter 2005 Earnings Call."

A replay of the conference call will be available until 11:59 P.M. Eastern Time on Friday, August 12, 2005 by dialing 800-642-1687 (from within the U.S.) or 706-645-9291 (from outside of the U.S.); please reference access code "8170380."

About Newcastle

Newcastle Investment Corp. invests in real estate securities and other real estate related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (or REIT) for federal income tax purposes. For more information on Newcastle Investment Corp. or to be added to our email distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the stability of our earnings. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, changes in investment opportunities present in the markets we operate in or our ability to access or finance such investment opportunities; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.


                  Newcastle Investment Corp. and Subsidiaries
                       Consolidated Statements of Income
                   (dollars in thousands, except share data)
                                  (Unaudited)

                                                                             Three Months Ended
                                                                                   June 30,
                                                                                   --------
Revenues                                                                        2005         2004
                                                                                ----         ----
Interest income                                                                $ 86,715     $ 56,144
Rental and escalation income                                                      1,715        1,022
Gain on settlement of investments                                                 3,635        4,446
                                                                           ------------- ------------
                                                                                 92,065       61,612
                                                                           ------------- ------------
Expenses

Interest expense                                                                 55,791       32,615
Property operating expense                                                          540          531
Loan and security servicing expense                                               1,580          861
Provision for credit losses                                                       1,187            -
General and administrative expense                                                1,326        1,163
Management fee to affiliate                                                       3,316        2,563
Incentive compensation to affiliate                                                 883        1,236
Depreciation and amortization                                                       135           95
                                                                           ------------- ------------
                                                                                 64,758       39,064
                                                                           ------------- ------------
Income before equity in earnings of unconsolidated subsidiaries                  27,307       22,548
Equity in earnings of unconsolidated subsidiaries                                 1,438        2,218
Income taxes on related taxable subsidiaries                                        (45)           -
                                                                           ------------- ------------
Income from continuing operations                                                28,700       24,766
Income (loss) from discontinued operations                                          781       (1,591)
                                                                           ------------- ------------
Net Income                                                                       29,481       23,175
Preferred dividends                                                              (1,524)      (1,524)
                                                                           ------------- ------------
Income Available For Common Stockholders                                       $ 27,957     $ 21,651
                                                                           ============= ============
Net Income Per Share of Common Stock
  Basic                                                                          $ 0.64       $ 0.60
                                                                           ============= ============
  Diluted                                                                        $ 0.63       $ 0.59
                                                                           ============= ============
Income from continuing operations per share of common stock, after preferred dividends
  Basic                                                                          $ 0.62       $ 0.64
                                                                           ============= ============
  Diluted                                                                        $ 0.61       $ 0.63
                                                                           ============= ============
Income (loss) from discontinued operations per share of common stock
  Basic                                                                          $ 0.02     $( 0.04)
                                                                           ============= ============
  Diluted                                                                        $ 0.02     $( 0.04)
                                                                           ============= ============
Weighted Average Number of Shares of Common Stock Outstanding
  Basic                                                                      43,768,381   36,160,778
                                                                           ============= ============
  Diluted                                                                    44,127,381   36,670,603
                                                                           ============= ============
Dividends Declared Per Share of Common Stock                                    $ 0.625      $ 0.600
                                                                           ============= ============



                  Newcastle Investment Corp. and Subsidiaries
                          Consolidated Balance Sheets
                   (dollars in thousands, except share data)

                                                                                      As of
                                                                                 June 30, 2005                  As of
Assets                                                                             (Unaudited)             December 31, 2004
                                                                                   -----------             -----------------
   Real estate securities, available for sale                                      $ 3,973,566                $ 3,369,496
   Real estate securities portfolio deposit                                             10,126                     25,411
   Real estate related loans, net                                                      566,913                    591,890
   Investments in unconsolidated subsidiaries                                           33,691                     41,230
   Operating real estate, net                                                           16,110                     57,193
   Real estate held for sale                                                                 -                     12,376
   Residential mortgage loans, net                                                     799,772                    654,784
   Cash and cash equivalents                                                            68,965                     37,911
   Restricted cash                                                                     186,085                     77,974
   Derivative assets                                                                    22,597                     27,122
   Receivables and other assets                                                         32,217                     37,333
                                                                               ----------------------    ----------------------
                                                                                   $ 5,710,042                $ 4,932,720
                                                                               ======================    ======================
Liabilities and Stockholders' Equity

Liabilities
   CBO bonds payable                                                               $ 3,093,682                $ 2,656,510
   Other bonds payable                                                                 383,553                    222,266
   Notes payable                                                                       474,513                    652,000
   Repurchase agreements                                                               677,303                    490,620
   Derivative liabilities                                                               48,380                     39,661
   Dividends payable                                                                    28,384                     25,928
   Due to affiliates                                                                     3,963                      8,963
   Accrued expenses and other liabilities                                               89,015                     40,057
                                                                               ----------------------    ----------------------
                                                                                     4,798,793                  4,136,005
                                                                               ----------------------    ----------------------
Stockholders' Equity
   Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of Series B Cumulative Redeemable Preferred Stock, liquidation
     preference $25.00 per share, issued and outstanding                                62,500                     62,500
   Common stock, $0.01 par value, 500,000,000 shares authorized, 43,789,819 and
     39,859,481 shares issued and outstanding at June 30, 2005 and December 31,
     2004, respectively                                                                    438                        399
   Additional paid-in capital                                                          782,103                    676,015
   Dividends in excess of earnings                                                     (13,573)                   (13,969)
   Accumulated other comprehensive income                                               79,781                     71,770
                                                                               ----------------------    ----------------------
                                                                                       911,249                    796,715
                                                                               ----------------------    ----------------------
                                                                                   $ 5,710,042                $ 4,932,720
                                                                               ======================    ======================


                          Newcastle Investment Corp.
                   Reconciliation of GAAP Net Income to FFO
                                (In thousands)
                                  (Unaudited)


                                                                  Three Months Ended      Three Months Ended
                                                                    June 30, 2005           June 30, 2004
                                                                    -------------           -------------

Net income available for common stockholders                           $ 27,957                 $ 21,651
   Operating real estate depreciation                                       114                      517
    Accumulated depreciation on operating real estate sold               (5,110)                  (3,469)
                                                                       --------                 ---------
Funds from operations ("FFO")                                          $ 22,961                 $ 18,699
                                                                       ========                 ========


     We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

                          Newcastle Investment Corp.
         Reconciliation of GAAP Book Equity to Invested Common Equity
                                (In thousands)
                                  (Unaudited)

                                                            June 30, 2005
                                                            -------------
     Book equity                                              $911,249
       Preferred stock                                         (62,500)
       Accumulated depreciation on operating real estate         3,066
       Accumulated other comprehensive income                  (79,781)
                                                             ----------
     Invested common equity                                   $772,034
                                                             =========